Exhibit 10.26

COUNTRY APPENDIX
ADDITIONAL TERMS AND CONDITIONS TO [RESTRICTED SHARE/PERFORMANCE] UNIT AWARD AGREEMENT

This country-specific appendix ("Appendix") includes the following additional terms and conditions that govern the award of Units for all Holders that reside and/or work outside of the United States.

Notifications

This Appendix includes information regarding exchange controls and certain other issues of which the Holder should be aware with respect to the Holder’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Holder not rely on the information in this Appendix as the only source of information relating to the consequences of the Holder’s participation in the Plan because the information may be out of date at the time that the Units vest, or Shares are delivered in settlement of the Units, or the Holder sells any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Holder’s particular situation, and the Company, nor its Affiliates, are in a position to assure the Holder of a particular result. Accordingly, the Holder is advised to seek appropriate professional advice as to how the relevant laws in the Holder’s country of residence and/or work may apply to the Holder’s situation.
Finally, if the Holder transfers employment after the date of grant, or is considered a resident of another country for local law purposes following the date of grant, the notifications contained herein may not be applicable to the Holder, and the administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Holder.
Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Holder acknowledges and agrees that it is the Holder’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If the Holder has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Laws. The Holder agrees, as a condition of the grant of the Units, to repatriate all payments attributable to the award and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Holder. The Company and the administrator reserve the right to impose other requirements on the Holder’s participation in the Plan, on the Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, or its Affiliates determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Holder agrees to take any and all actions as may be required to comply with the Holder’s personal legal and tax obligations under all laws, rules and regulations applicable to the Holder.

Private Placement. The grant of the Units is not intended to be a public offering of securities in the Holder’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Units is not subject to the supervision of the local securities authorities.

Terms and Conditions Applicable to Argentina

Securities Law Information. Units and Shares issued by the Company are offered as a private transaction. This offering is not subject to supervision by any Argentine governmental authority.

Exchange Control Information. If the Holder transfers proceeds from the sale of Shares or any cash dividends paid on such Shares into Argentina within 10 days of receipt (i.e., if the proceeds have not been held in the offshore bank or brokerage account for at least 10 days prior to transfer), the Holder will be required to deposit 30% of the proceeds into a non-interest bearing account in Argentina for 365 days. The Argentine bank handling the transaction may request certain documentation in connection with the Holder’s request to transfer proceeds into Argentina, including evidence of the sale and proof that no funds were remitted out of Argentina to acquire the Shares. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that 30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

The Holder is solely responsible for complying with any exchange control laws that may apply to the Holder as a result of participation in the Plan and/or the transfer of funds in connection with the Units. The Holder should consult his or her local bank and/or exchange control advisor to confirm the exchange control rules and required documentation for a transfer of funds into Argentina.

Terms and Conditions Applicable to Azerbaijan

Securities Law Information. By accepting the Units the Holder understands that the Agreement, the Plan and all other materials the Holder may receive regarding the Holder's participation in the Plan does not constitute advertising or the offering of securities in Azerbaijan. The issuance of securities pursuant to the Plan has not been and will not be registered in Azerbaijan and therefore, the securities described in any Plan-related documents may not be used for sale or public circulation in Azerbaijan. Further, the Holder understands that the Shares issued upon settlement of the Units will be deposited into a Company-designated brokerage account in the United States as soon as practical after the applicable settlement date and in no event will Shares issued upon settlement of the Units be delivered to the Holder in Azerbaijan.

Terms and Conditions Applicable to Brazil

Exchange Control Information. If the Holder is a resident or domiciled in Brazil, the Holder is required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.

Terms and Conditions Applicable to Canada

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Appendix or the Plan, the Units shall be settled only in Shares of the Company (and may not be settled in cash).

Use of English Language. The Holder acknowledges and agrees that it is the Holder's express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir souhaité expressément que la convention ainsi les notices et la documentation juridique fournis ou mis en œuvre ou institués directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

Terms and Conditions Applicable to China

Immediate Sale of Shares. If the Holder is a People's Republic of China ("PRC") national, he or she may be required to immediately sell all Shares acquired upon vesting of the Units (in which case, this Appendix shall give the Company the authority to issue sales instructions on the Holder’s behalf). The Holder agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Holder acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Holder in accordance with applicable exchange control laws and regulations.

Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses the Holder may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Units in accordance with Chinese law including, without limitation, any applicable PRC exchange control rules, regulations and requirements.

Terms and Conditions Applicable to Colombia

Exchange Control Information. Investment and assets (such as Shares) held abroad must be registered with the Central Bank (Banco de la Republica) if the value the Holder’s aggregate investments and assets abroad (as of December 31st of the relevant fiscal year) equals or exceeds US$500,000. In addition, when the Holder sells or otherwise dispose of any Units acquired under the Plan, if the investment was registered with the Central Bank, the Holder must cancel the registration no later than March 31st of the year following the year in which the Shares were sold. If the Holder does not cancel the registration by the above-mentioned deadline, the Holder will be subject to a fine of up to 200% of the value of the registered amount.

Terms and Conditions Applicable to Denmark

Treatment of Units Upon Termination of Employment. Notwithstanding any provision in the Agreement or the Plan to the contrary, the treatment of the Units upon the Holder's termination of employment shall be governed by the Act on Stock Option in Employment Relations.

Notifications Applicable To France

Use of English Language. The Holder acknowledges and agrees that it is the Holder's express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Terms and Conditions Applicable to Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank. The Holder is responsible for obtaining the appropriate form from the remitting bank and complying with the applicable reporting obligations.

Terms and Conditions Applicable to India

Exchange Control Information. The Holder understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan to India within ninety (90) days after receipt. The Holder must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the employer requests proof of repatriation.

Terms and Conditions Applicable to Indonesia

Exchange Control Information. If the Holder remits funds (including proceeds from the sale of Shares) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and the Holder may be required to provide information about the transaction (e.g., the relationship between the Holder and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.

Notifications Applicable to Malaysia

Director Reporting Requirement. If the Holder is a director of a local affiliate in Malaysia, the Holder has an obligation to notify the local affiliate in Malaysia in writing: (i) when the Holder is granted Units under the Plan, (ii) when the Holder’s Units are settled and the Holder receives Shares, (iii) when Shares are sold or (iv) when there is an event giving rise to a change with respect to the Holder’s interest in the Company. The Holder must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change to enable the local affiliate in Malaysia to comply with the relevant requirements of the Malaysian authorities. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.

Terms and Conditions Applicable to the Netherlands

Securities Law Information. The Holder should be aware of Dutch insider-trading rules, which may impact the sale of Shares acquired at vesting of the Units. In particular, the Holder may be prohibited from effectuating certain transactions involving Shares during the period in which the Holder possesses “inside information” regarding the Company.

By accepting the Units, the Holder acknowledges having read and understood the Securities Law Information and further acknowledges that it is the Holder's responsibility to comply with the following Dutch insider trading rules:
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or an Affiliate in the Netherlands who has inside information as described herein.

Waiver of Termination Rights. As a condition to the grant of the Units, the Holder hereby waives any and all rights to compensation or damages as a result of a termination of service for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Holder ceasing to have rights under, or ceasing to be entitled to any Units under the Plan as a result of such termination.

Notifications Applicable to Pakistan

Exchange Control Information. The Holder is required to immediately repatriate to Pakistan the proceeds from the sale of Shares. The proceeds must be converted into local currency and the receipt of proceeds must be reported to the State Bank of Pakistan (the “SBP”) by filing a “Proceeds Realization Certificate” issued by the bank converting the proceeds with the SBP. The repatriated amounts cannot be credited to a foreign currency account. The Holder should consult with the Holder's personal advisor prior to vesting and settlement of the Units to ensure compliance with the applicable exchange control regulations in Pakistan, as such regulations are subject to frequent change. The Holder is responsible for ensuring compliance with all exchange control laws in Pakistan.

Notifications Applicable to Russia

U.S. Transaction. Upon vesting of the Units, any Shares to be issued to the Holder shall be delivered to the Holder through a bank or brokerage account in the United States. In no event will Shares be delivered to the Holder in Russia; instead, all Shares acquired upon vesting of the Units will be maintained on the Holder's behalf in the United States. The Holder is not permitted to sell Shares acquired at vesting directly to a Russian legal entity or resident.

Exchange Control Information. Under current exchange control regulations, within a reasonably short time after receipt, the Holder must repatriate any proceeds received under the Plan (e.g., proceeds from the sale of Shares, dividend equivalents, cash dividends) to Russia. Such proceeds must be initially credited to the Holder through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

The Holder is encouraged to contact his or her personal advisor before any Units vest and Shares are sold as significant penalties may apply in the case of non-compliance with exchange control requirements and because exchange control requirements change frequently.

Securities Law Information. This Agreement, the Plan and all other materials that the Holder may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities under the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Terms and Conditions Applicable to Singapore

Director Notification Information. If the Holder is a director, associate director or shadow director1 of a Singapore Subsidiary, the Holder is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Holder is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Subsidiary of an interest (e.g., award of Units, Shares) in the Company or any related companies within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., vesting of Units, sale of Shares), or (iii) becoming a director, associate director or shadow director if such an interest exists at the time.. The Holder may contact the Company to obtain a copy of the notification form.

Securities Law Information. The grant of the Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Holder should note that the Units are subject to section 257 of the SFA and the Holder will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Terms and Conditions Applicable to South Africa

Exchange Control Obligations. The Holder is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, the Holder should consult his or her legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Affiliates will be liable for any fines or penalties resulting from the Holder's failure to comply with applicable laws.

Terms and Conditions Applicable to Spain

Nature of Award. In accepting the grant of Units, the Holder acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Holder understands that the Company has unilaterally, gratuitously and discretionally decided to grant Units under the Plan to individuals who may be employees of the Company or Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or Affiliate on an ongoing basis. Consequently, the Holder understands that the Units are granted on the assumption and condition that the Units and the Shares acquired upon lapse of the restrictions relating to the Units shall not become a part of any employment contract (either with the Company or the Company's Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Holder understands that this grant would not be made to the Holder but for the assumptions and conditions referred to above; thus, the Holder acknowledges and freely accepts that should any or all of

1 A shadow director is an individual who is not on the board of the Singapore Affiliate but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Units shall be null and void.

The Holder understands and agrees that, as a condition of the grant of the Units, the termination of the Holder’s continuous status as an employee for any reason (including the reasons listed below) will automatically result in the loss of the Units to the extent the Units have not vested as of date the Holder is no longer actively employed. In particular, the Holder understands and agrees that any unvested Units as of the date the Holder is no longer actively employed will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of the Holder’s continuous status as an employee by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the employer and under Article 10.3 of the Royal Decree 1382/1985. The Holder acknowledges that he or she has read and specifically accepts the conditions referred to in this Appendix.

Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Units. The Plan, the Agreement (including this Appendix) and any other documents evidencing the grant of the Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. The acquisition, ownership and sale of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made in January for Shares acquired or sold during (or owned as of December 31 of) the prior year. The Holder may also be required to declare any securities accounts (including brokerage accounts held abroad) depending on the value of the transactions during the relevant year or the balances in such accounts as of December 31 of the relevant year.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) exceeding €50,000, the Holder must inform the financial institution receiving the payment of the basis upon which such payment is made. The Holder will need to provide the institution with the following information: (i) the Holder’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

The Holder is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Holder as a result of participation in the Plan, the acquisition and/or sale of the Shares and/or the transfer of funds in connection with the award. The Holder should consult his or her legal advisor to confirm the current reporting requirements when he or she acquires Shares, sells Shares and/or transfers any funds related to the Plan to Spain.

Terms and Conditions Applicable to Thailand

Exchange Control Information. The Holder must repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand immediately upon receipt and to convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. If the amount of the proceeds is equal to or greater than US$50,000, the Holder must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form. If the Holder does not comply with this obligation, the Holder may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, the Holder should consult a legal advisor before selling Shares to ensure compliance with current regulations. It is the Holder's responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Holder's employer will be liable for any fines or penalties resulting from the Holder's failure to comply with applicable laws.

Terms and Conditions Applicable to the United Kingdom

Tax Loan. The following provision supplements Section 8 of the Agreement:
If payment or withholding of the income tax is due in connection with the Units and is not made within ninety (90) days after the end of the year in which the event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the ITEPA 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Holder to the Company or Affiliate, effective on the Due Date. Holder agrees that the loan will bear interest at then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or Affiliate may recover it at any time thereafter by any of the means referred to in the Agreement.
Notwithstanding the foregoing, if Holder is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Holder will not be eligible for such a loan to cover the income tax due as described above. In the event that Holder is a director or executive officer and the income tax is not collected from or paid by Holder by the Due Date, the amount of any uncollected tax will constitute a benefit to Holder on which additional income tax and National Insurance Contributions (“NICs”) will be payable. Holder acknowledges that the Company or Affiliate may recover any such additional income tax and NICs any time thereafter by any of the means referred to in the Agreement. Holder will also be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Terms and Conditions Applicable to the Venezuela

Settlement of Units. Settlement of vested Units shall be made in Shares, provided, however, that the Company has discretion to settle the Units in cash if it determines that cash settlement is necessary or advisable in light of changes in regulatory requirements in Venezuela. In the event that the Units are settled in cash, the amount of the cash payment upon vesting and settlement of the Units shall be based on the fair market value (as determined by the Company) of the Shares subject to the vested Units, less any applicable Tax-Related Items.